16.2 LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM LANCASTER & DAVID CHARTERED ACCOUNTANTS





December 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

         We have read Item 4 of Form 8-K dated December 5, 2003, of Whistler Investments, Inc. and are in agreement with the statements contained in the first and third paragraphs of Item 4 on Page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.



Sincerely,

By:  /s/Lancaster & David
Lancaster & David Chartered Accountants

cc:   Holly Roseberry